Exhibit 99.4

Global townhall transcript 30 November 2020 12:30pm EST

Sena: Craig Clinton and I are pleased to host Lance for our extraordinary town hall today. Before we start our questions, I would like to briefly introduce myself and my co-host. My name is Sena Bailey and I’m the head of product for our issuers solutions platform in FS Division and my colleague Craig Clinton is a director of content operations in energy and he’s based out of Calgary, Canada.

In light of this morning’s announcement, Craig and I prepared a few questions for Lance, so once we run through those six or seven questions we will take the audience questions from the live Q&A so feel free to drop anything you’d like to ask Lance to the chat and we will pick it up at the end. With that, I’ll turn to you Lance and say hello. And, wow. The announcement this morning - what a big bang to end the year and obviously the biggest question on top of everyone’s mind is how did this deal come about? Can you tell us something more about that?

Lance: About the 17th September I got an email from Doug and I know Doug – we see each other every year at least once, and we have JVs with S&P. They are great partner and so when he sent me an email to have a chat I thought maybe we’re going to be doing some more business together and I took the phone call and he said they looked at every single company that they could possibly combine with and every single arrow pointed down the IHS Markit road. It was very flattering as he gushed about our company and he said, would we be prepared to meet with him and of course, in the middle of covid you don’t just go and meet a bunch of people, so that’ll have to be planned. But at first with electronic communications, we are able to exchange data and information and start to do some analysis. We got board approval. I got a few of my executive team to work with me and the more I looked at what their big businesses did coupled with what ours do, the more compelling I could see it. And I’m not somebody that just stops doing things. It has to be for the right reason, so is this great for people? I look at their salaries, benefits, compensation, their Glassdoor, all the things that everybody looks at and they are a great company and they care about their people. Their people are super proud. I think about customers. I think about all of their customers and their distribution channels for all of the people running products in our firm. Now they got all these new areas to distribute too, and then I think about the shareholder returns. And I looked at the path we were on an where I felt we could get in two to three years. And then I looked at an all stock merger. That’s why it is a merger - because it’s all stock. We’re both going to share the upside – us 1/3 and them 2/3. The returns were too compelling. So all those things allowed me to get to a place with the teams to say yes and that was the process. It took about 73 days from that email.

Confidential | Copyright © 2020 IHS Markit Ltd

Global townhall transcript

Craig: What a great situation to be in for organizational and thanks for speaking about what came off the press this morning, or maybe last night for some. A brief description about S&P Global for those of us that don’t have a lot of touch points with that organization? Our company does, but other parts might not?

Lance: Well, a younger company at 160 years old, kind of like a company that started out doing filings years ago in the stock markets, creating company reports called Standard and Poors now S&P Global. Publishing company for a while. But when Doug joined it was really about making sure the four big businesses were super strong, so they have ratings where they rate about 8000 customers around the world and Moodys and S&P. Those are the those are the big ones. 2nd, they have indices. S&P 500. Dow jones. So imagine that coming together with our fixed income and alternative indices.

Super strong biggest provider ETFs in the world and combined even bigger. Third thing they do is they have plats. Plants are energy benchmarks. We have a great energy franchise and that combination has a little overlap. A little bit in OPIS, but not a lot. And then their market intelligence business which is all the distribution SNL and Cap IQ. They are covering 80,000,000 SMEs, they got 380,000 active desktops as we start to think about our content in our fixed income franchise and our financial Services franchise coming together under Adam at S&P Global, super exciting lots of opportunities and those four divisions fit really well for us and little to no overlap. So that means that the people side of this is minimized and we can focus on revenues and growth.

Sena: Sounds so exciting and obviously the thing that’s really important to you is culture. You always emphasize that throughout all the communication so curious about how you see the two companies fitting together.

It’s interesting because when we came together – IHS and Markit - you really had a corporate culture in a financial markets culture and I think overtime we’ve really found, especially through Covid, that we come together as one firm in a really thoughtful, caring way and that’s been really important to me. Culture is much like our financial markets culture. It’s one that’s very familiar to us now from the financial services side of IHS Markit. Quite fast and decision making oriented action oriented. There’s a lot of things that are being done on the financial services side of the firm - decisions to buy or sell something and it’s usually quick. When you get onto the corporate side, there’s more research, more consulting, deeper thought, think tank, and so you really have to bring the best of both of those together. And I think we’ve done that at IHS Markit and therefore tying our culture with theirs is going to be a lot easier and it’s going to be good.

Craig: Certainly will. So acquisition versus merger. Maybe you could just talk about the difference of those and why would you speak to this as a as a merger?

Lance: When we did the IHS Markit merger, we were both around a similar size so we call it a merger of equals. When somebody comes up with a big pile of cash and buys your company at a big premium, that’s an acquisition. When you put two companies together and take 100% stock, it’s always a merger. And the reason you’re merging your two stocks together is you believe they’ll both go up in value. And then you look at the board, so we have 1/3 of the shares. Do we have 1/3 of the board? Four of our board members will join the governance of their board. Will their be management synergies? Will our leadership team be fully recognized and represented as part of the S&P Global leadership team? I mentioned Adam, Edouard who runs all our automotive division, Sari Granat, who runs many of our administrative functions, plus Chief counsel. Sally More who runs all our vendors

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Global townhall transcript

and the venture side. So I can see many of our leaders going across post closing to S&P Global. And that’s why it’s a merger and then we work on costs together. We make sure the best people are in the right jobs and where there’s cost synergies around people - treat people very well with enhanced severance that you can really only afford to do through a merger and make sure that people are looked after really well.

Sena: Speaking of the people I think I would love to unpack a little bit more what this means for our people. I’m sure many other folks on the call are thinking about this and can you talk a little bit more about the enhanced severance? Any detail that you can provide around this will be really helpful.

Lance: Yeah, first of all, CMS, automotive, our energy, their energy, our financial services, their financial services – there’s almost no overlap. Therefore, not a lot of worry about people - it’s just about integration and creating the revenue and the growth. Of course they have HR, we have HR, they have legal, we have legal. They have infrastructure, we have infrastructure. And also finance. So therefore in those areas there will be some synergies. So what do we do to make sure that one we’ve got to run a company today? Tomorrow’s day one of our new year, so we’ve got a company to run. I’ve got to make sure we have performance. Closing could be three months, six months, nine months down the road so I need to make sure I can run the company. In order to do that, I’ve got to look at some of the shared service functions that when the company comes together could be at risk and that’s where you use the enhanced severance and then once closing comes there’s teams that need to work together where one or the other may leave post-closing and you need and you need enhanced severance there. And clearly if there wasn’t any benefit you wouldn’t call it enhanced. So enhanced severance usually means in a merger that there’s a full years severance on the table with the retention that actually makes it valuable and worthwhile for people to stay and do the necessary work through closing or beyond closing and we’ve funded for in this merger to make sure that we have benchmark severance.

Craig: That’s great, Lance. People are one of our biggest assets, if not the largest assets. So that’s a good explanation as to where we all fit in the future. You’ve also imposed the customer culture is one of our top assets, so what does this mean for our customers?

Lance: So over the next day, or two like so, we’re sending out notes, to all our customers and again.

the overlap. So sure they cover lots of the same customers as us, but we sell different products.

They do ratings, equity, indices. They have a desktop, they have plats, we have our big energy franchise, automotive, CMS, financial markets. We might have the same customers, but we sell different things and so we have to notify the customers of to expect same high level of service. And S&P also operates in the same values in the same culture.

Sena: I’m checking the clock here and we’re getting nearly halfway through the questions, so I also wanted to transfer the audience too. All the questions they have been dropping so at this point Lance, craig and I think will start pulling audience questions and we’ll try to get through as many as possible, I think. Something that keeps coming on multiple fronts is in terms of your plans and what does this mean for you and what are your plans following the merger?

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Global townhall transcript

Lance: It’s interesting because I said earlier one of the people you always call, and these are emotional decisions for me. So when you always you call family members. So my dad’s in his 80s and I called him and I said this is a real capstone. Starting a company by 5 people in a barn and here we are 18 years later, 17,000 people IHS Markit. Growing, we’ve been through covid, such a great company and he goes to me ‘’capstone. That sounds more like a tombstone.” At the end I said I couldn’t be more excited about the opportunities for people, customers, shareholders and myself. And I will stay to help Dough through the integration period for a year. And then who knows, I don’t have any precise plans yet but that’s a long way away and we’re just starting a year new year and we’ve got to be on fire. That could take a better part of a year and then another year after that, helping close. I’m going to be going to have a 6 handle and be in my 60s and going. Wow, this is a real exciting time and have been there for every step along the way and is very, very emotional to think about any end date. But right at the moment I know what I’ve got to do and with all your help I hope we can make it a real success.

Craig: Congratulations yourself and testament to this organization through those years were excited to see the transition go through and certainly sad and that maybe long term you won’t be with us. One of the things you’ve imposed I know as site lead for Canada here in Calgary is the workplace culture and how we’ve lifted and shifted a bit through the pandemic. Maybe talk a bit about our flexibility and what the flexibility may look like potential in the future?

Lance: Yes, so they’ve operated the same way, so complete their whole staff working from home. I’m in their offices today and in New York there’s not a more than a handful of people, so like us, they’ve given their employees complete flexibility to do what’s necessary to get the work done and do it, as do it professionally and the trust they’ve afforded their people same as ours has proven very well and if you look at the glass door ratings and that of S and P you will see their pretty much similar to ours. You know, high ratings, people really recommend the firm, good benefits, good culture. I’m pleased with the flexibility they afford, when you look at their benefits package there about 26% of their base, ours are about 23% so that tells me there no less, there’s a little bit extra in different parts of the world. And that’s really, that’s important, so all good.

Sena: Yeah, absolutely. I mean, I think as you as you mentioned, like were at the year end year on and I think another thing that people are thinking about is how this, if anything will affect our compensation and promotion cycle this year, what are your thoughts on that?

Lance: You know, we just did an all employee grant globally, you have seen the announcements on some of the new promotions, all of that is going to go on as normal, no changes. Any salary increases etc will follow through and do as we always do. We got to run the company, the same right up until closing their won’t be any changes.

Craig: Just to add to that Lance, maybe just a bit about what will happen to IHS Markit RSU’s?

Lance: Yeah, so what happens in a merger is that our RSU’s morph into RSU into the other company, so they time vest. There’s an exchange rate of 1.2838 so that will be an exchange ratio that will convert into an S and P share and then they’ll time and vest the same way. PSU’s which are used more limited will time vest in the any PSU’s given this year will have a toggle into the performance of S and P as well to align leadership.

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Global townhall transcript

Sena: And then you also in your note mentioned that this transaction is currently being reviewed by regulators, so this is a 2-prong question. From your perspective, are there any concerns about regulators agreeing to this transaction and then relating to that, what will mean for our integration plans for the individual departments because this is an extended period of time when it comes to the transaction closing, so how should we think about that?

Lance: Yes well there is very little overlap, so I don’t think there would be huge rigged regulatory challenges but at the same time, you have got US, Europe and Taiwan and several Canada in different areas that will do regulatory checks and looks at, so we will have to work together and make sure that we do whatever it takes to comply and provide into those regulatory assessments and I am confident that things will work out very well.

Craig: No, its great- question around you know it looks like the financial side if I’m correct a little bit more propped up, are they also interested in our non-financial services and products?

Lance: Very excited about all aspects of what we do and really, it’s the information tying in, they’ve got the big SNL SP desktop where information that we have is our industrial sector segments will be very valuable and when you think of energy, think of climate, think of energy transition, ESG and the combination of our two forms it’s just much more scale than either of us standalone.

Sena: Another question I want to ask that I know is really important to you is inclusion and diversity. So, you’ve personally made a big commitment to that, and the year of 2020 has been really around introducing this concept to the entire organization. How do you think S&P think about that? And so, what direction do you think that’s going to go?

Lance: They as well as us have a chief diversity equity inclusion officer reporting into Doug, so they think the same way. It’s very important to them like it is for us, I think if you look at comments made on their side, they felt the changes post ‘me too’ movement, the murder of George Floyd and these things really brought awakening moments to CEOs around the world. Doug shares my passion for making sure that were the most diverse. People can come to work being who they are, feel inclusivity, that’s super important.

Craig: Yes, absolutely. It’s been an interesting year in that sense and we’ve enjoyed watching how we’ve handled it as an organization. Maybe help steer us as leaders through, through times like this as well. Integration plans, so when can we expect to look at this like large organization? Both are maybe integration plans we’ve talked a bit about the timeline, maybe not necessarily knowing whether it’s three or six or nine months so, but when would integration start? Does it start immediately?

Lance: It can’t start yet. You can build plans for integration, but you can’t start until post-closing.

Sena: And then you said that the two cultures for S&P and IHS Markit are the same, can you iterate on that a little bit more?

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Global townhall transcript

Lance: You know what, I think it’s a lot about values Sena, people have shared values. Like I say people can come from many different backgrounds and different religions, different race, different sexual orientation. But what I care about, is the values. Can you have shared values? Can you work together? respect each other, be inclusive. And that’s what I know I’ve witnessed within the S&P leadership team as hopefully they have witnessed in our firm, and I don’t see that changing whatsoever.

Craig: That’s great. So when you look at the excitement building around things, even looking what we’ve been doing, cloud infrastructure all the migrating thats happening there, does the process still continue, it very much business as usual in those sense?

Lance: Yeah, no, definitely.It’s very important, business as usual, look forward, execute. And I don’t see any changes to the strategic path.

Sena: BladeRunner is such an important project for all of us, so that’s just fantastic to hear.

Lance: Yeah, because there may be…also just their whole excitement around our DataLake, our tech structure, and then building that into what they’re trying to do, and they have the Kensho asset that can overlay which is good. So, no I think that they’re very impressed with our data architecture.

Sena: And that makes all of us really proud. I was definitely going to touch on Data Lake too. So thinking of what we’re doing around Data Lake as well as BladeRunner, I guess based on that foundation are there specific synergies that have been identified so far, or is that too soon to think about?

Lance: It’s a bit too soon but of course we estimate synergies and we make estimates. We’ve done detailed analysis around revenue synergies, which is very important, but that’s something that will happen post-closing.

Craig: I think another one post-closing to look at, is divestments. What is the firm look at from a feature perspective around investments?

Lance: Yeah, no. We had asked that question as well just to make sure I understand their views, but they have no plans whatsoever on divestitures. They’re looking to create a strong integration, fuel some growth, and make sure that we’re very focused on the success of the integration and that our revenue growth stories are properly invested in and aligned. So no, it’s very, very important to get that right.

Sena: I’m going to change directions for quick minute and ask something that I think that might have come up in the investor called this morning but what is your perspective on the premium? Do you think it’s a good premium?

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Lance: I guess how I look at on many days the premium might look at 20%, it might look at 10%, it might look five%, it might look 30%. Markets reflect things in many different ways. But one thing I’m confident of overtime is that it’s such a compelling story that markets will recognize the right value proposition of the combined company to see both stocks up post announcement, that’s a great sign in any strategic merger and then ultimately we have an exchange ratio. Our exchange ratio is 0.2838 that creates about 32.25% of the combined company at closing. If you think of the company as it grows - 1/3 of that company is our shareholders, and we’re sharing all the synergies together and at 680 million of announced EBITDA synergies, that’s probably capitalized at 15 plus billion dollars of capitalized synergies. It’s a substantive return for shareholders and will make us a really strong company as we go into 2022.

Craig: That’s a perfect segue Lance as we get to the top of the hour here. In closing a couple items, first before we do the formal close, what’s your advice to everybody over the next weeks and months?

Lance: Maybe that’s the best closing a question. It’s December 1st. We’re going into the holiday season. In the earlier townhall they asked what day was going to be the personal day off. I said December 18th sounded like a good day but we will come back to that. I do think that we have to work hard to finish the close. Focus on getting into our next our next year, deliver the results, deliver the company the best we can for the merger, and I just tell everyone do what we do best. Be great, deliver and let’s look fantastic for a new partner. I think on that note I’ll say thank you very much for hosting me. So great to see you both. And I wish everybody very well for the remainder of December.

Craig: Thanks so much Lance. Thanks to the whole firm and if you do have more questions, you certainly can reach out to Lance, your EVP’s, your SVPs, your VPS. Again, thank you, Lance. Thank you Sena. It was great to meet you formally here to do this and co-host together. And please join Lance and Doug tomorrow.

Lance: Thanks everyone.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which are based on current expectations, estimates and projections about future business and operating results, the industry and markets in which S&P Global Inc. (“S&P Global”) and IHS Markit Ltd. (“IHS Markit”) operate and beliefs of and assumptions made by S&P Global management and IHS Markit management, involve uncertainties that could significantly affect the financial or operating results of S&P Global, IHS Markit or the combined company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will, ” “should,” “may,” “projects,” “could,” “would,” “target,” “estimates” or variations of such words and other similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature, but not all forward-looking statements include such identifying words. Such forward-looking statements include, but are not limited to, projections of earnings, statements of plans for future operations or expected revenues, statements about the benefits of the transaction involving S&P Global and IHS Markit, including future financial and operating results and cost and revenue synergies, the combined company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur

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in the future — including statements relating to creating value for shareholders, benefits of the proposed transaction to shareholders, employees, customers and other constituents of the combined company, the outcome of contingencies, future actions by regulators, changes in business strategies and methods of generating revenue, the development and performance of each company’s services and products, integrating our companies, cost savings, the expected timetable for completing the proposed transaction, general conditions in the geographic areas where we operate and our respective effective tax rates, cost structure, dividend policy, cash flows or liquidity — are forward-looking statements.

These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in such forward-looking statements. We can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. For example, these forward-looking statements could be affected by factors including, without limitation, risks associated with: (i) the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; (ii) the ability of S&P Global and IHS Markit to obtain shareholder approval for the proposed transaction; (iii) uncertainty relating to the impact of the proposed transaction on the businesses of S&P Global and IHS Markit, including potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction and changes to existing business relationships during the pendency of the acquisition that could affect S&P Global’s and/or IHS Markit’s financial performance; (iv) the ability of S&P Global to successfully integrate IHS Markit’s operations and retain and hire key personnel; (v) the ability of S&P Global to implement its plans, forecasts and other expectations with respect to IHS Markit’s business after the consummation of the proposed transaction and realize expected synergies; (vi) business disruption following the proposed transaction; (vii) economic, financial, political and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, including the upcoming U.S. presidential transition, the United Kingdom’s withdrawal from the European Union, natural and man-made disasters, civil unrest, pandemics (e.g., the coronavirus (COVID-19) pandemic (the “COVID-19 pandemic”)), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current or subsequent U.S. administration; (viii) the ability of S&P Global and IHS Markit to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, pandemic, security breach, cyber -attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 pandemic; (ix) the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down or similar actions and policies; (x) the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; (xi) changes in debt and equity markets, including credit quality and spreads; (xii) demand for investment products that track indices and assessments, and trading volumes of certain exchange-traded derivatives; (xiii) changes in financial markets, capital, credit and commodities markets and interest rates; (xiv) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xv) the parties’ ability to meet expectations regarding the accounting and tax treatments of the proposed transaction; and (xvi) those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (the “SEC”) by S&P Global and IHS Markit from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q. While the list of factors presented here is considered representative, this list should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on S&P Global’s or IHS Markit’s consolidated financial condition, results of operations, credit rating or liquidity. Except to the extent required by applicable law or regulation, each of S&P Global and IHS Markit disclaims any duty to update any forward-looking statements contained in this communication or to otherwise update any of the above-referenced factors.

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No Offer or Solicitation

This document is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information About the Transaction and Where to Find It

In connection with the proposed transaction, S&P Global and IHS Markit will file relevant materials with the SEC, including a registration statement on Form S-4 filed by S&P Global to register the shares of S&P Global common stock to be issued in connection with the proposed transaction. The registration statement will include a joint proxy statement/prospectus which will be sent to the shareholders of S&P Global and IHS Markit seeking their approval of their respective transaction-related proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT S&P GLOBAL, IHS MARKIT AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from S&P Global at its website, or from IHS Markit at its website. Documents filed with the SEC by S&P Global will be available free of charge by accessing S&P Global’s website at www.spglobal.com under the heading Investor Relations, or, alternatively, by directing a request by telephone to 866-436-8502 (domestic callers) or 212-438-2192 (international callers) or by mail to S&P Global at Investor Relations, S&P Global Inc., 55 Water Street, New York, NY 10041, and documents filed with the SEC by IHS Markit will be available free of charge by accessing IHS Markit’s website at www.ihsmarkit.com under the heading Investor Relations or, alternatively, by directing a request by telephone to 303-790-0600 or by mail to IHS Markit at IHS Markit Investor Relations and Corporate Communications, 15 Inverness Way East, Englewood, CO 80112.

Participants in the Solicitation

S&P Global, IHS Markit and certain of their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of S&P Global and IHS Markit in respect of the proposed transaction under the rules of the SEC. Information about IHS Markit’s directors and executive officers is available in IHS Markit’s Form 10-K for the year ended November 30, 2019, proxy statement dated February 28, 2020 for its 2020 Annual General Meeting of Shareholders, and certain of its Current Reports on Form 8-K. Information about S&P Global’s directors and executive officers is available in S&P Global’s Form 10-K for the year ended December 31, 2019, proxy statement dated March 30, 2020 for its 2020 Annual Meeting of Shareholders, and certain of its Current Reports on Form 8-K. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the transaction when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from S&P Global or IHS Markit using the sources indicated above.

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